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                                                                    EXHIBIT 99.1

                 PEDIATRIC SERVICES OF AMERICA, INC. ANNOUNCES
                   PRIVATE OFFERING OF $75,000,000 PRINCIPAL
                 AMOUNT OF SENIOR SUBORDINATED NOTES DUE 2008


NORCROSS, GA, APRIL 14, 1998......PEDIATRIC SERVICES OF AMERICA, INC.
(NASDAQ:PSAI) today announced a private offering of $75,000,000 aggregate principal amount of 10% Senior Subordinated Notes due April 15, 2008. Interest on the Notes will accrue from the date of issuance and will be payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Notes are redeemable for cash at any time on or after April 15, 2003, at the option of the Company, in whole or in part, at the redemption prices set forth in the Notes, plus accrued and unpaid interest to the date of redemption. In addition, subject to certain conditions, at any time prior to April 15, 2001, the Company may redeem up to 25% of the aggregate principal amount of the Notes originally issued with the net proceeds from one or more public offerings of common stock of the Company at a redemption price equal to 110% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption. The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in the Notes) of the Company, including indebtedness under the Company's existing bank credit facility.

The net proceeds from the offering of the Notes will be used to repay existing indebtedness of the Company. It is expected that the closing of the offering will occur on April 16, 1998.

The Notes offered by the Company have not been registered under the Securities Act of 1993, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

                       FOR FURTHER INFORMATION CONTACT:
                       JOSEPH D. SANSONE, PRESIDENT/CEO
                                      OR
              STEPHEN M. MENGERT, SR. VICE PRESIDENT FINANCE/CFO
                                 770-441-1580

Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute on the company's acquisition and strategic alliance programs, both in finding suitable acquisitions and alliance candidates and financing therefor, changing economic and market conditions and other risk factors detailed in the company's Securities and Exchange Commission filing.

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